Exhibit 10.4

March 9, 2015

Robert W. Rigdon

11410 Long Pine Drive

Houston, Texas 77077

Re:	Exchange of Salary for Option Grant

Dear Robert:

This letter describes your election to reduce your monthly base salary paid by Synthesis Energy Systems, Inc. (the “Company”) from $25,000 to $16,500 for the six month period from April 1, 2015 through September 30, 2015, for a total reduction of $51,000. In exchange for such election, you will receive a grant of a non-qualified stock option (the “Option”) exercisable for 100,000 shares of the common stock of the Company.

The number of shares underlying the Option was determined by dividing $51,000 (the amount of your salary reduction) by $0.51, which is the fair value of the Option as determined using the Black-Scholes valuation method typically utilized by the Company. The exercise price of the Option ($0.76) was determined based on the fair market value of the common stock on the date of approval by the Compensation Committee of the board of directors of the Company (March 9, 2015). The Option will vest in equal monthly installments over six months. The term of the Option is ten years from the award date. The vested portion of the Option will not be forfeitable upon your termination for any reason, but the entire unvested portion would be forfeited. All other terms are as set forth in the form of the Option grant agreement attached hereto as Exhibit A.

By execution of this letter, you acknowledge and agree that, notwithstanding anything to the contrary in your employment agreement with the Company dated April 8, 2011 (as amended, the “Employment Agreement”), you will only be entitled to $16,500 of your monthly base salary for the period from April 1, 2015 through September 30, 2015. This shall not affect your right to any other compensation from the Company as contemplated by the Employment Agreement or any other terms thereof.

You further acknowledge and agree that (i) you are an “accredited investor” within the meaning of Rule 501(a) of Regulation D of the Securities Act of 1933, as amended, (ii) you are familiar with the general risks relating to an investment in the Company’s common stock, (iii) you have carefully considered this letter and have, to the extent you believe such discussion necessary, discussed this letter with your professional, legal, tax, accounting and financial advisors, (iv) you have had the right to request copies of any documents, records, and books pertaining to the Company that you deem necessary to consider the transactions contemplated by this letter, (v) you have had a reasonable opportunity to ask questions of, and receive answers from, the Company concerning this letter and all such questions have been answered to your full satisfaction, (vi) you have adequate means of providing for your current financial needs and contingencies and (vii) you are able to bear the economic risks of the transactions contemplated by this letter.

If you have any questions regarding this matter, please let us know.

SYNTHESIS ENERGY SYSTEMS, INC.

By:	/s/ Roger Ondreko
Roger Ondreko Chief Financial Officer, Controller and Secretary

ACKNOWLEDGED AND AGREED as of March 9, 2015

/s/ Robert Rigdon
Robert Rigdon